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                                                                     Exhibit 4.1

                       PREFERRED STOCK PURCHASE AGREEMENT

                                     BETWEEN

                        INTEGRATED SURGICAL SYSTEMS, INC.

                                      AND

                         THE INVESTORS SIGNATORY HERETO


            PREFERRED STOCK PURCHASE AGREEMENT dated as of August 25, 1998 (the "Agreement"), between the persons signatory hereto (each an "Investor"), and Integrated Surgical Systems, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company").

            WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Investors, and the Investors shall purchase, an aggregate of $4,000,000 of the Preferred Stock (as defined below) and (ii) Warrants (as defined below) to purchase an aggregate of 50,000 shares of the Common Stock.

            WHEREAS, such investments will be made in reliance upon the provisions of Section 4(2) ("Section 4(2)") of the United States Securities Act of 1933, as amended, and Regulation D ("Regulation D") and the other rules and regulations promulgated thereunder (the "Securities Act"), and/or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments in Common Stock to be made hereunder.

NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

Section 1.1. "Bid Price" shall mean the closing bid price (as reported by Bloomberg L.P.) of the Common Stock on the Principal Market.

Section 1.2. "Capital Shares" shall mean the Common Stock and any shares of any other class of common stock whether now or hereafter authorized, having the right to participate in the distribution of earnings and assets of the Company.

Section 1.3. "Capital Shares Equivalents" shall mean any securities, rights, or obligations that are convertible into or exchangeable for or give any right to subscribe for any Capital Shares of the Company or any warrants, options or other rights to subscribe for or purchase Capital Shares or any such convertible or exchangeable securities.
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Section 1.4.  "Closing" shall mean the closing of the purchase and sale of the
Preferred Stock pursuant to Section 2.1.

Section 1.5. "Closing Date" shall mean the date on which all conditions to closing have been satisfied and the Closing shall have occurred.

Section 1.6. "Common Stock" shall mean the Company's common stock, par value $.01 per share.

Section 1.7. "Conversion Shares" shall mean the shares of Common Stock issuable upon conversion of the Preferred Stock.

Section 1.8. "Damages" shall mean any loss, claim, damage, liability, costs and expenses (including, without limitation, reasonable attorney's fees and disbursements and costs and expenses of expert witnesses and investigation).

Section 1.9. "Effective Date" shall mean the date on which the SEC first declares effective a Registration Statement registering the resale of the Registrable Securities as set forth in Section 6.1.

Section 1.10. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Section 1.11. "Legend" See Section 8.1.

Section 1.12. "Market Price" on any given date shall mean the single lowest price at which a trade of the Common Stock is executed (as reported by Bloomberg L.P.) on any Trading Day during the five Trading Days prior to the date for which Market Price is to be determined.

Section 1.13. "Material Adverse Effect" shall mean any effect on the business, Bid Price, operations, properties, prospects, or financial condition of the Company that is material and adverse to the Company and its subsidiaries and affiliates, taken as a whole, and/or any condition, circumstance, or situation that would prohibit or otherwise interfere with the ability of the Company to enter into and perform any of its obligations under this Agreement, the Registration Rights Agreement, the Escrow Agreement, or the Warrant in any material respect.

Section 1.14. "NASD" shall mean the National Association of Securities Dealers, Inc.

Section 1.15. "Outstanding" when used with reference to shares of Common Stock or Capital Shares (collectively the "Shares"), shall mean, at any date as of which the number of such Shares is to be determined, all issued and outstanding Shares, and shall include all such Shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such Shares; provided, however, that "Outstanding" shall not mean any such Shares then directly or indirectly owned or held by or for the account of the Company.

Section 1.16. "Person" shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.


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Section 1.17. "Preferred Stock" shall mean the Company's Series A Convertible
Preferred Stock, par value $.01 per share issued pursuant to the Certificate of Designations attached hereto as Exhibit A.

Section 1.18. "Principal Market" shall mean the NASDAQ National Market, the NASDAQ Small-Cap Market, the American Stock Exchange or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

Section 1.19. "Purchase Price" shall mean one thousand dollars ($1,000) per share.

Section 1.20. "Registrable Securities" shall mean the Conversion Shares and the Warrant Shares until (i) the Registration Statement has been declared effective by the SEC, and all Conversion Shares and Warrant Shares have been disposed of pursuant to the Registration Statement, (ii) all Conversion Shares and Warrant Shares have been sold under circumstances under which all of the applicable conditions of Rule 144 (or any similar provision then in force) under the Securities Act ("Rule 144") are met, (iii) all Conversion Shares and Warrant Shares have been otherwise transferred to holders who may trade such shares without restriction under the Securities Act, and the Company has delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend or (iv) such time as, in the opinion of counsel to the Company, all Conversion Shares and Warrant Shares may be sold without any time, volume or manner limitations pursuant to Rule 144(k) (or any similar provision then in effect) under the Securities Act.

Section 1.21. "Registration Rights Agreement" shall mean the agreement regarding the filing of the Registration Statement for the resale of the Registrable Securities, entered into between the Company and the Investor on the Subscription Date annexed hereto as Exhibit C.

Section 1.22. "Registration Statement" shall mean a registration statement on Form S-3 (if use of such form is then available to the Company pursuant to the rules of the SEC and, if not, on such other form promulgated by the SEC for which the Company then qualifies and which counsel for the Company shall deem appropriate, and which form shall be available for the resale of the Registrable Securities to be registered thereunder in accordance with the provisions of this Agreement, the Registration Rights Agreement, and the Warrant and in accordance with the intended method of distribution of such securities), for the registration of the resale by the Investor of the Registrable Securities under the Securities Act.

Section 1.23. "Regulation D" shall have the meaning set forth in the recitals of this Agreement.

Section 1.24. "SEC" shall mean the Securities and Exchange Commission.

Section 1.25. "Section 4(2)" shall have the meaning set forth in the recitals of this Agreement.

Section 1.26. "Securities Act" shall have the meaning set forth in the recitals of this Agreement.

Section 1.27. "SEC Documents" shall mean the Company's December 31, 1997 Form 10-KSB, March 31, 1998 Form 10-QSB and any Form 8-K filed thereafter, and the Proxy Statement for its 1998 Annual Meeting, in the form available via the SEC's EDGAR System.


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Section 1.28. "Trading Day" shall mean any day during which the New York Stock
Exchange shall be open for business.

Section 1.29. "Warrant" shall have the meaning set forth in Section 2.2 and substantially in the form of Exhibit B.

Section 1.30. "Warrant Shares" shall mean all shares of Common Stock or other securities issued or issuable pursuant to exercise of the Warrant.

                                   ARTICLE II

                        PURCHASE AND SALE OF COMMON STOCK

Section 2.1.  Investment.

      (a) The Company agrees to sell and the Investor agrees to purchase that number of shares of Preferred Stock set forth on the signature page hereto at the Purchase Price on the Closing Date.

      (b) Upon the completion of the following conditions, the Preferred Stock and the Warrant shall be released to the Investor and the Purchase Price (after all fees have been paid as set forth in the Escrow Agreement attached hereto as Exhibit D) shall be released to the Company, pursuant to the terms of the Escrow Agreement:

            (i) acceptance and execution by the Company and by the Investor, of this Agreement and all Exhibits hereto;

            (ii) delivery into escrow by Investor of good cleared funds of the Purchase Price, as more fully set forth in the Escrow Agreement;

            (iii) all representations and warranties of the Investor and of the
                  Company contained herein shall remain true and correct as of the Closing Date;

            (iv) the Company shall have obtained all permits and qualifications required by any state for the offer and sale of the Preferred Stock and Warrants, or shall have the availability of exemptions therefrom;

            (v) the sale and issuance of the Preferred Stock and Warrant, and the proposed issuance of the Common Stock underlying the Preferred Stock and the Warrant shall be legally permitted by all laws and regulations to which the Investor and the Company are subject and there shall be no ruling, judgment or writ of any court prohibiting the transactions contemplated by this Agreement;

            (vi) delivery of the original Warrant and Preferred Stock certificates to the Escrow Agent;


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              (vii)  receipt by each Investor of an opinion of Snow Becker
                     Krauss P.C., counsel to the Company, in the form of Exhibit E hereto

              (viii) delivery to the Investor of the Irrevocable Instructions to
                     Transfer Agent in the form attached hereto as Exhibit F;

              (ix) there not having occurred (i) any general suspension of trading in, or limitation on prices listed for, the Common Stock on the Nasdaq Small Cap Market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, protectorates or possessions, or (iv) in the case of the foregoing existing at the date of this Agreement, a material acceleration or worsening thereof; and

              (x) there not having occurred any event or development, and there being in existence no condition, having or which reasonably and forseeably could have a Material Adverse Effect.

Section 2.2. The Warrant. On the Closing Date, the Company will issue to the Investor a warrant exercisable beginning six months from the Subscription Date and then exercisable any time over the three-year period there following, to purchase the Investor's pro-rata share of an aggregate of 50,000 Warrant Shares at the Exercise Price (as defined in the Warrant) in the form of Exhibit B hereto. The Warrant Shares shall be registered for resale pursuant to the Registration Rights Agreement.

Section 2.3. Liquidated Damages. The parties hereto acknowledge and agree that the sum payable pursuant to the Registration Rights Agreement shall constitute liquidated damages and not penalties. The parties further acknowledge that (a) the amount of loss or damages likely to be incurred is incapable or is difficult to precisely estimate, (b) the amounts specified in such Sections bear a reasonable proportion and are not plainly or grossly disproportionate to the probable loss likely to be incurred by the Investor in connection with the failure by the Company to timely cause the registration of the Registrable Securities and (c) the parties are sophisticated business parties and have been represented by sophisticated and able legal and financial counsel and negotiated this Agreement at arm's length.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF INVESTOR

Each Investor, severally and not jointly, represents and warrants to the Company that:

Section 3.1. Intent. The Investor is entering into this Agreement for its own account and the Investor has no present arrangement (whether or not legally binding) at any time to sell the Common Stock to or through any person or entity; provided, however, that by making the representations herein, the Investor does not agree to hold the Common Stock for any minimum


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or other specific term and reserves the right to dispose of the Common Stock at any time in accordance with federal and state securities laws applicable to such disposition.

Section 3.2. Sophisticated Investor. The Investor is a sophisticated investor (as described in Rule 506(b)(2)(ii) of Regulation D) and an accredited investor (as defined in Rule 501 of Regulation D), and Investor has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in Common Stock. The Investor acknowledges that an investment in the Common Stock is speculative and involves a high degree of risk.

Section 3.3. Authority. This Agreement and each Exhibit hereto which is required to be executed by Investor has been duly authorized and validly executed and delivered by the Investor and is a valid and binding agreement of the Investor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

Section 3.4. Not an Affiliate. The Investor is not an officer, director or "affiliate" (as that term is defined in Rule 405 of the Securities Act) of the Company.

Section 3.5. Absence of Conflicts. The execution and delivery of this Agreement and any other document or instrument executed in connection herewith, and the consummation of the transactions contemplated thereby, and compliance with the requirements thereof, will not violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Investor, or, to the Investor's knowledge, (a) violate any provision of any indenture, instrument or agreement to which Investor is a party or is subject, or by which Investor or any of its assets is bound; (b) conflict with or constitute a material default thereunder;
(c) result in the creation or imposition of any lien pursuant to the terms of any such indenture, instrument or agreement, or constitute a breach of any fiduciary duty owed by Investor to any third party; or (d) require the approval of any third-party (which has not been obtained) pursuant to any material contract, agreement, instrument, relationship or legal obligation to which Investor is subject or to which any of its assets, operations or management may be subject.

Section 3.6. Disclosure; Access to Information. Investor has received all documents, records, books and other publicly available information pertaining to Investor's investment in the Company that have been requested by Investor. The Company is subject to the periodic reporting requirements of the Exchange Act, and Investor has reviewed or received copies of any such reports that have been requested by it.

Section 3.7. Manner of Sale. At no time was Investor presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising.


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                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Investor that, except as set forth on the Schedule of Exceptions attached hereto:

Section 4.1. Organization of the Company. The Company is a corporation duly incorporated and existing in good standing under the laws of the State of Delaware and has all requisite corporate authority to own its properties and to carry on its business as now being conducted except as set forth in Section 4.1 of the Schedule of Exceptions or as described in the Company's SEC Documents. The Company does not have any subsidiaries and does not own more that fifty percent (50%) of or control any other business entity except as set forth in the SEC Documents. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure so to qualify could not reasonably be expected to have a Material Adverse Effect.

Section 4.2. Authority. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement, the Escrow Agreement, and the Warrant and to issue the Preferred Stock, the Conversion Shares, the Warrant and the Warrant Shares, (ii) the execution, issuance and delivery of this Agreement, the Registration Rights Agreement, the Escrow Agreement, and the Warrant by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required, and (iii) this Agreement, the Registration Rights Agreement, the Escrow Agreement, and the Warrant have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application. The Company has duly and validly authorized and reserved for issuance shares of Common Stock sufficient in number for the conversion of 4,000 shares of Preferred Stock (assuming a Conversion Price (as defined in the Certificate of Designations) of $2.00) and for the exercise of the Warrants. The Company understands and acknowledges the potentially dilutive effect to the Common Stock of the issuance of the Conversion Shares and the Warrant Shares. The Company further acknowledges that its obligation to issue Conversion Shares upon conversion of the Preferred Stock and Warrant Shares upon exercise of the Warrants in accordance with this Agreement and the Certificate of Designations is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company and notwithstanding the commencement of any case under 11 U.S.C. Section 101 et seq. (the "Bankruptcy Code"). In the event the Company is a debtor under the Bankruptcy Code, the Company hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C. Section 362 in respect of the conversion of the Preferred Stock and the exercise of the Warrants. The Company agrees, without cost or expense to the Investor, to take or consent to any and all action necessary to effectuate relief under 11 U.S.C. Section 362.


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Section 4.3. Capitalization. The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, par value $0.01, of which 5,630,950 shares are issued and outstanding as of June 30, 1998, and 1,000,000 shares of Preferred Stock, par value $0.01, of which no shares were issued and outstanding as of June 30, 1998, 4,000 of which shares of Preferred Stock have been properly designated as Series A Convertible Preferred Stock. Except as set forth in Section 4.3 of the Schedule of Exceptions, there are no outstanding Capital Shares Equivalents. All of the outstanding shares of Common Stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable.

Section 4.4. Common Stock. The Company has registered its Common Stock pursuant to Section 12(b) or (g) of the Exchange Act and is in full compliance with all reporting requirements of the Exchange Act, and the Company has maintained all requirements for the continued listing or quotation of its Common Stock, and such Common Stock is currently listed or quoted on the Principal Market. As of the date hereof, the Principal Market is the NASDAQ Small Cap Market and the Company has not received any notice regarding, and to its knowledge there is no threat, of the termination or discontinuance of the eligibility of the Common Stock for such listing.

Section 4.5. SEC Documents. The Company has delivered or made available to the Investor true and complete copies of the SEC Documents. The Company has not provided to the Investor any information that, according to applicable law, rule or regulation, should have been disclosed publicly prior to the date hereof by the Company, but which has not been so disclosed. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and rules and regulations of the SEC promulgated thereunder and the SEC Documents did not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) as set forth in Section 4.5 to the Schedule of Exceptions) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended. Neither the Company nor any of its subsidiaries has any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described in the financial statements or in the notes thereto in accordance with GAAP, which was not fully reflected in, reserved against or otherwise described in the financial statements or the notes thereto or was not incurred in the ordinary course of business consistent with the Company's past practices since the late date of the financial statements.

Section 4.6. Exemption from Registration; Valid Issuances. The sale of the Preferred Stock, the Conversion Shares, the Warrant and the Warrant Shares will be properly issued pursuant to Rule 4(2), Regulation D and/or any applicable state securities law. When issued, the Preferred Stock, the Conversion Shares and the Warrant Shares will be duly and validly issued, fully paid,


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and non-assessable. Neither the sales of the Preferred Stock, the Conversion
Shares, the Warrant or the Warrant Shares pursuant to, nor the Company's performance of its obligations under, this Agreement, the Registration Rights Agreement, the Escrow Agreement, or the Warrant will (i) result in the creation or imposition by the Company of any liens, charges, claims or other encumbrances upon the Preferred Stock, the Conversion Shares, the Warrant Shares or any of the assets of the Company, or (ii) entitle the holders of Outstanding Capital Shares to preemptive or other rights to subscribe to or acquire the Capital Shares or other securities of the Company. The Preferred Stock, the Conversion Shares, and the Warrant Shares shall not subject the Investor to personal liability by reason of the possession thereof.

Section 4.7. No General Solicitation or Advertising in Regard to this Transaction. Neither the Company nor any of its affiliates nor any distributor or any person acting on its or their behalf (i) has conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation D) or general advertising with respect to any of the Preferred Stock, the Conversion Shares, the Warrant or the Warrant Shares, or (ii) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Preferred Stock, the Conversion Shares, the Warrant or the Warrant Shares under the Securities Act.

Section 4.8. Corporate Documents. The Company has furnished or made available to the Investor true and correct copies of the Company's Articles of Incorporation, as amended and in effect on the date hereof (the "Certificate"), and the Company's By-Laws, as amended and in effect on the date hereof (the "By-Laws").

Section 4.9. No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including without limitation the issuance of the Preferred Stock, the Conversion Shares, the Warrant and the Warrant Shares, do not and will not (i) result in a violation of the Company's Articles of Incorporation or By-Laws or (ii) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture, instrument or any "lock-up" or similar provision of any underwriting or similar agreement to which the Company is a party, or (iii) result in a violation of any federal, state or local law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect) nor is the Company otherwise in violation of, conflict with or in default under any of the foregoing. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations that either singly or in the aggregate could not reasonably be expected to have a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the Preferred Stock or the Warrant in accordance with the terms hereof (other than any SEC, NASD, NASDAQ or state securities filings that may be required to be made by the Company subsequent to any Closing, any


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registration statement that may be filed pursuant hereto, and any shareholder approval required by the rules applicable to companies whose common stock trades on the NASDAQ Small Cap Market); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Investor herein.

Section 4.10. No Material Adverse Change. Since March 31, 1998, no Material Adverse Effect has occurred or exists with respect to the Company, except as disclosed in the SEC Documents. No "Event of Default" (as defined in any agreement or instrument to which the Company or any of its subsidiaries is a party) and no event which, with notice, lapse of time or both, would constitute an Event of Default (as so defined), has occurred and is continuing which could have a Material Adverse Effect.

Section 4.11. No Undisclosed Liabilities. The Company has no liabilities or obligations which are material, individually or in the aggregate, and are not disclosed in the SEC Documents or otherwise publicly announced, other than those incurred in the ordinary course of the Company's businesses since March 31, 1998, and which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 4.12. No Undisclosed Events or Circumstances. Since March 31, 1998, no event or circumstance has occurred or exists with respect to the Company or its businesses, properties, prospects, operations or financial condition, that, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed in the SEC Documents.

Section 4.13. No Integrated Offering. Other than pursuant to an effective registration statement under the Securities Act, the Company has not issued, offered or sold the Preferred Stock, the Warrants or any shares of Common Stock (including for this purpose any securities of the same or a similar class as the Preferred Stock, the Warrants or Common Stock, or any securities convertible into a exchangeable or exercisable for the Preferred Stock or Common Stock or any such other securities) within the six-month period next preceding the date hereof, and the Company shall not permit any of its directors, officers or Affiliates directly or indirectly to take, any action (including, without limitation, any offering or sale to any person or entity of the Preferred Stock, Warrants or shares of Common Stock), so as to make unavailable the exemption from Securities Act registration being relied upon by the Company for the offer and sale to Investor of the Preferred Stock (and the Conversion Shares) or the Warrants (and the Warrant Shares) as contemplated by this Agreement. No form of general solicitation or advertising has been used or authorized by the Company or any of its officers, directors or Affiliates in connection with the offer or sale of the Preferred Stock (and the Conversion Shares) as contemplated by this Agreement or any other agreement to which the Company is a party.

Section 4.14. Litigation and Other Proceedings. There are no lawsuits or proceedings pending or to the best knowledge of the Company threatened, against the Company, nor has the Company received any written or oral notice of any such action, suit, proceeding or investigation, which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the SEC Documents, no judgment, order, writ, injunction or decree or award has been issued by or, so far


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as is known by the Company, requested of any court, arbitrator or governmental agency which might result in a Material Adverse Effect.

Section 4.15. No Misleading or Untrue Communication. The Company, any person representing the Company, and, to the best knowledge of the Company, any other person selling or offering to sell the Preferred Stock or the Warrant in connection with the transaction contemplated by this Agreement, have not made, at any time, any oral communication in connection with the offer or sale of the same which contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading.

Section 4.16. Material Non-Public Information. The Company has not disclosed to the Investor any material non-public information that (i) if disclosed, would, or could reasonably be expected to have, an effect on the price of the Common Stock or (ii) according to applicable law, rule or regulation, should have been disclosed publicly by the Company prior to the date hereof but which has not been so disclosed.

Section 4.17. Insurance. The Company maintains property and casualty, general liability, workers' compensation, environmental hazard, personal injury and other similar types of insurance with financially sound and reputable insurers that is adequate, consistent with industry standards and the Company's historical claims experience. The Company has not received notice from, and has no knowledge of any threat by, any insurer (that has issued any insurance policy to the Company) that such insurer intends to deny coverage under or cancel, discontinue or not renew any insurance policy presently in force.

Section 4.18. Environmental Matters.

              1. The operations of the Company and each of its subsidiaries are in material compliance with all applicable Environmental Laws and all permits issued pursuant to Environmental Laws or otherwise;

              2. to its knowledge, the Company and each of its subsidiaries has obtained or applied for all material permits required under all applicable Environmental Laws necessary to operate its business;

              3. neither the Company nor either of its subsidiaries is the subject of any outstanding written order of or agreement with any governmental authority or person respecting (i) Environmental Laws, (ii) Remedial Action or
(iii) any Release or threatened Release of Hazardous Materials;

              4. neither the Company nor either of its subsidiaries has received, since December 31, 1997, any written communication alleging that it may be in violation of any Environmental Law or any permit issued pursuant to any Environmental Law, or may have any liability under any Environmental Law;

              5. neither the Company nor either of its subsidiaries has any current contingent liability in connection with any Release of any Hazardous Materials into the indoor or outdoor environment (whether on-site or off-site);

              6. to the Company's knowledge, there are no investigations of the business, operations, or currently or previously owned, operated or leased property of the Company or either of its subsidiaries pending or threatened which could lead to the imposition of any liability pursuant to any Environmental Law;

              7. there is not located at any of the properties of the Company any (A) underground storage tanks, (B) asbestos-containing material or (C) equipment containing polychlorinated biphenyls; and

              8. the Company has provided to Investor all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties of the Company.

              For purposes of this Section 4.18:

              "Environmental Law" means any foreign, federal, state or local statute, regulation, ordinance, or rule of common law as now or hereafter in effect in any way relating to the protection of human health and safety or the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C.
Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C.
Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C.
Section 651 et seq.), and the regulations promulgated pursuant thereto.

              "Hazardous Material" means any substance, material or waste which is regulated by the United States, Canada or any of its provinces, or any state or local governmental authority including, without limitation, petroleum and its by-products, asbestos, and any material or substance which is defined as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "industrial waste," "solid waste," "contaminant," "pollutant," "toxic waste" or toxic substance" under any provision of any Environmental Law;

              "Release" means any release, spill, filtration, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property;

              "Remedial Action" means all actions to (x) clean up, remove, treat or in any other way address any Hazardous Material; (y) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (z) perform pre-remedial studies and investigations or post-remedial monitoring and care.

Section 4.19. Labor Matters. Except as set forth in the Company's SEC Documents, neither the Company nor any of its subsidiaries is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company. No employees of the Company are represented by any labor organization and none of such employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Company's knowledge, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company pending or to the Company's knowledge, threatened by any labor organization or group of employees of the Company. There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company. There are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company.

Section 4.20. ERISA Matters. The Company and its ERISA Affiliates are in compliance in all material respects with all provisions of ERISA applicable to it. No Reportable Event has occurred, been waived or exists as to which the Company or any ERISA Affiliate was required to file a report with the Pension Benefits Guaranty Corporation, and the present value of all liabilities under all Plans (based on those assumptions used to fund such Plans) did not, as of the most recent annual valuation date applicable thereto, exceed the value of the assets of all such Plans in the aggregate. None of the Company or ERISA Affiliates has incurred any Withdrawal Liability that could result in a Material Adverse Effect. None of the Company or ERISA Affiliates has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or termination where such reorganization or termination has resulted or could reasonably be expected to result in increases to the contributions required to be made to such Plan or otherwise.

              For purposes of this Section 4.20:

              "ERISA" means the Employee Retirement Income Security Act of 1974, or any successor statute, together with the regulations thereunder, as the same may be amended from time to time.

              "ERISA Affiliate" means any trade or business (whether or not incorporated) that was, is or hereafter may become, a member of a group of which the Company is a member and which is treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

              "Multiemployer Plan" means a multiemployer plan as defined in
Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of
Section 414 of the Internal Revenue Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

              "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

              "Plan" means any pension plan (other than a Multiemployer Plan) subject to the provision of Title IV of ERISA or Section 412 of the Internal Revenue Code that is maintained for employees of the Company or any ERISA Affiliate.

              "Reportable Event" means any reportable event as defined in
Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Internal Revenue Code.

              "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 4.21. Tax Matters.

              1. Except as set forth on Schedule 4.21: the Company has filed all Tax Returns which it is required to file under applicable Laws; all such Tax Returns are true and accurate and have been prepared in compliance with all applicable Laws; the Company has paid all Taxes due and owing by it (whether or not such Taxes are required to be shown on a Tax Return) and have withheld and paid over to the appropriate taxing authorities all Taxes which it is required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third parties; and since December 31, 1997, the charges, accruals and reserves for Taxes with respect to the Company (including any provisions for deferred income taxes) reflected on the books of the Company are adequate to cover any Tax liabilities of the Company if its current tax year were treated as ending on the date hereof.

              2. No claim has been made by a taxing authority in a jurisdiction where the Company does not file tax returns that such corporation is or may be subject to taxation by that jurisdiction. There are no foreign, federal, state or local tax audits or administrative or judicial proceedings pending or being conducted with respect to the Company; no information related to Tax matters has been requested by any foreign, federal, state or local taxing authority; and, except as disclosed above, no written notice indicating an intent to open an audit or other review has been received by the Company from any foreign, federal, state or local taxing authority. There are no material unresolved questions or claims concerning the Company's Tax liability. The Company (A) has not executed or entered into a closing agreement pursuant to Section 7121 of the Internal Revenue Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (B) has not agreed to or is required to make any adjustments pursuant to Section 481 (a) of the Internal Revenue Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or any of its subsidiaries or has any knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code during the applicable period specified in
Section 897(c)(1)(A)(ii) of the Internal Revenue Code.

              3. The Company has not made an election under Section 341(f) of the Internal Revenue Code. The Company is not liable for the Taxes of another person that is not a subsidiary of the Company under (A) Treas. Reg. Section 1.1502-6 (or comparable provisions of state, local or foreign law), (B) as a transferee or successor, (C) by contract or indemnity or (D) otherwise. The Company is not a party to any tax sharing agreement. The Company has not made any payments, is obligated to make payments or is a party to an agreement that could obligate it to make any payments that would not be deductible under
Section 280G of the Internal Revenue Code.

              For purposes of this Section 4.21:

              "IRS" means the United States Internal Revenue Service.

              "Tax" or "Taxes" means federal, state, county, local, foreign, or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

              "Tax Return" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

Section 4.22. Property. Neither the Company nor either of its subsidiaries owns any real property. Each of the Company and its subsidiaries has good and marketable title to all personal property owned by it, free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company; and any real property and buildings held under lease by the Company are held by it under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company.

Section 4.23. Intellectual Property. Each of the Company and its subsidiaries owns or possesses adequate and enforceable rights to use all patents, patent applications, trademarks, trademark applications, trade names, service marks, copyrights, copyright applications, licenses, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and other similar rights and proprietary knowledge (collectively, "Intangibles") necessary for the conduct of its business as now being conducted. To the best of the Company's knowledge, neither the Company nor any of its subsidiaries is infringing upon or in conflict with any right of any other person with respect to any Intangibles. No claims have been asserted by any person to the ownership or use of any Intangibles and the Company has no knowledge of any basis for such claim.

Section 4.24. Internal Controls and Procedures. The Company maintains accurate books and records and internal accounting controls which provide reasonable assurance that (i) all transactions to which the Company is a party or by which its properties are bound are executed with management's authorization; (ii) the reported accountability of the Company's assets is compared with existing assets at regular intervals; (iii) access to the Company's assets is permitted only in accordance with management's authorization; and (iv) all transactions to which the Company is a party or by which its properties are bound are recorded as necessary to permit preparation of the financial statements of the Company in accordance with U.S. generally accepted accounting principles.

Section 4.25. Payments and Contributions. Neither the Company nor any of its directors, officers or, to its knowledge, other employees has (i) used any Company funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment of Company funds to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other similar payment to any person with respect to Company matters.

Section 4.26. Related Party Transactions. Neither the Company nor any of its officers, directors or "Affiliates" (as such term is defined in Rule 12b-2 under the Exchange Act) has borrowed any moneys from or has outstanding any indebtedness or other similar obligations to the Company. Other than the investment in the Marbella, Spain clinic, neither the Company nor any of its officers, directors or Affiliates (i) owns any direct or indirect interest constituting more than a one percent equity (or similar profit participation) interest in, or controls or is a director, officer, partner, member or employee of, or consultant to or lender to or borrower from, or has the right to participate in the profits of, any person or entity which is (x) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any of its subsidiaries, (y) engaged in a business related to the business of the Company or any of its subsidiaries, or (z) a participant in any transaction to which the Company is a party (other than in the ordinary course of the Company's business) or (ii) is a party to any contract, agreement, commitment or other arrangement with the Company.

Section 4.27. No Misrepresentation. No representation or warranty of the Company contained in this Agreement, any schedule, annex or exhibit hereto or any agreement, instrument or certificate furnished by the Company to the Investors pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, not misleading.

                                    ARTICLE V

                            COVENANTS OF THE INVESTOR

Section 5.1. Compliance with Law. The Investor's trading activities with respect to shares of the Company's Common Stock will be in compliance with all applicable state and federal securities laws, rules and regulations and rules and regulations of the Principal Market on which the Company's Common Stock is listed.

Section 5.2. Short Sales. Neither the Investor nor its affiliates has the intention of entering, or will enter into, on any date prior to the delivery of a Conversion Notice, any put option, short position or other similar instrument or position with respect to the Common Stock issuable pursuant to such Conversion Notice.

                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

Section 6.1. Registration Rights. The Company shall cause the Registration Rights Agreement to remain in full force and effect and the Company shall comply in all material respects with the terms thereof.

Section 6.2. Reservation of Common Stock. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy any obligation to issue the Conversion Shares and the Warrant Shares; such amount of shares of Common Stock to be reserved shall be calculated based upon the minimum Conversion Price therefor under the terms of this Agreement and the Warrant respectively assuming for purposes of this Section 6.2 a Conversion Price of $2.00. The number of shares so reserved from time to time may be reduced by the number of shares actually delivered hereunder and the number of shares so reserved may be increased or decreased to reflect potential increases or decreases in the Common Stock that the Company may thereafter be so obligated to issue by reason of adjustments to the Warrant.

Section 6.3. Listing of Common Stock. The Company hereby agrees to maintain the listing of the Common Stock on a Principal Market, and as soon as required by Nasdaq listing rules to list the Conversion Shares and the Warrant Shares. The Company further agrees, if the Company applies to have the Common Stock traded on any other Principal Market, it will include in such application the Conversion Shares and the Warrant Shares, and will take such other action as is necessary or desirable in the opinion of the investor to cause the Common Stock to be listed on such other Principal Market as promptly as possible. The Company will take all action to continue the listing and trading of its Common Stock on the Principal Market (including, without limitation, maintaining sufficient net tangible assets) and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Principal Market and shall provide Investor with copies of any correspondence to or from such Principal Market which questions or threatens delisting of the Common Stock, within one business day of the Company's receipt thereof.

Section 6.4. Exchange Act Registration. The Company will cause its Common Stock to continue to be registered under Section 12(b) or (g) of the Exchange Act, will use its best efforts to comply in all respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said Act.

Section 6.5. Legends. The certificates evidencing the Common Stock to be sold by the Investor pursuant to Section 9.1 shall be free of legends, except as set forth in Article IX.

Section 6.6. Corporate Existence. The Company will take all steps necessary to preserve and continue the corporate existence of the Company.

Section 6.7. Notice of Certain Events Affecting Registration. The Company will immediately notify the Investor upon the occurrence of any of the following events in respect of a registration statement or related prospectus in respect of an offering of Registrable Securities; (i) receipt of any request for additional information by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement to be supplied by amendments or supplements to the registration statement or related prospectus; (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose;
(iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (v) the Company's reasonable determination that a post-effective amendment to the Registration Statement would be appropriate; and the Company will promptly make available to the Investor any such supplement or amendment to the related prospectus.

       (a) Consolidation; Merger. The Company shall not, at any time after the date hereof, effect any merger or consolidation of the Company with or into, or a transfer of all or substantially all of the assets of the Company to, another entity (a "Consolidation Event") unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument or by operation of law the obligation to deliver to the Investor such shares of stock and/or securities as the Investor is entitled to receive pursuant to this Agreement.

Section 6.8. Issuance of Preferred Shares and Warrant Shares. The sale of the Preferred Stock and the issuance of the Warrant Shares pursuant to exercise of the Warrant and the Conversion Shares upon conversion of the Preferred Stock shall be made in accordance with the provisions and requirements of Section 4(2) of Regulation D and any applicable state securities law. The Company shall make all necessary SEC and "blue sky" filings required to be made by the Company in connection with the sale of the Securities to the Investor as required by all applicable Laws, and shall provide a copy thereof to the Investor promptly after such filing.

Section 6.9. Limitation on Future Financing. The Company agrees that it will not enter into any financing at a discount to Market Price until (i) six months from the effective date of the Registration Statement, or (ii) each Investor gives written approval for such additional financing; provided, however, anything to the contrary appearing herein notwithstanding, neither this Section nor any other provision hereof shall be construed to restrict or prohibit the Company's right to restructure, amend or modify any financing facility existing on the date hereof.

                                   ARTICLE VII

                            SURVIVAL; INDEMNIFICATION

Section 7.1. Survival. The representations, warranties and covenants made by each of the Company and Investor in this Agreement, the annexes, schedules and exhibits hereto and in each instrument, agreement and certificate entered into and delivered by them pursuant to this Agreement, shall survive the Closing and the consummation of the transactions contemplated hereby. In the event of a breach or violation of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach or violation available to it under the provisions of this Agreement or otherwise, whether at law or in equity, irrespective of any investigation made by or on behalf of such party on or prior to the Closing Date.

Section 7.2. Indemnity. The Company hereby agrees to indemnify and hold harmless the Investor, its Affiliates and their respective officers, directors, partners and members (collectively, the "Investor Indemnitees"), from and against any and all losses, claims, damages, judgments, penalties, liabilities and deficiencies (collectively, "Losses"), and agrees to reimburse the Investor Indemnitees for all out-of-pocket expenses (including the fees and expenses of legal counsel), in each case promptly as incurred by the Investor Indemnitees and to the extent arising out of or in connection with:

             1. any misrepresentation, omission of fact or breach of any of the Company's representations or warranties contained in this Agreement, the annexes, schedules or exhibits hereto or any instrument, agreement or certificate entered into or delivered by the Company pursuant to this Agreement; or

             2. any failure by the Company to perform in any material respect any of its covenants, agreements, undertakings or obligations set forth in this Agreement, the annexes, schedules or exhibits hereto or any instrument, agreement or certificate entered into or delivered by the Company pursuant to this Agreement.

             Investor hereby agrees to indemnify and hold harmless the Company, its Affiliates and their respective officers, directors, partners and members (collectively, the "Company Indemnitees"), from and against any and all Losses, and agrees to reimburse the Company Indemnitees for all out-of-pocket expenses (including the fees and expenses of legal counsel), in each case promptly as incurred by the Company Indemnitees and to the extent arising out of or in connection with:

             1. any misrepresentation, omission of fact, or breach of any of Investor's representations or warranties contained in this Agreement, the annexes, schedules or exhibits hereto or any instrument, agreement or certificate entered into or delivered by Investor pursuant to this Agreement; or

             2. any failure by Investor to perform in any material respect any of its covenants, agreements, undertakings or obligations set forth in this Agreement or any instrument, certificate or agreement entered into or delivered by Investor pursuant to this Agreement.

Section 7.3. Notice. Promptly after receipt by either party hereto seeking indemnification pursuant to Section 7.2 (an "Indemnified Party") of written notice of any investigation, claim, proceeding or other action in respect of which indemnification is being sought (each, a "Claim"), the Indemnified Party promptly shall notify the party against whom indemnification pursuant to Section
7.2 is being sought (the "Indemnifying Party") of the commencement thereof; but the omission to so notify the Indemnifying Party shall not relieve it from any liability that it otherwise may have to the Indemnified Party, except to the extent that the Indemnifying Party is materially prejudiced and forfeits substantive rights and defenses by reason of such failure. In connection with any Claim as to which both the Indemnifying Party and the Indemnified Party are parties, the Indemnifying Party shall be entitled to assume the defense thereof. Notwithstanding the assumption of the defense of any Claim by the Indemnifying Party, the Indemnified Party shall have the right to employ separate legal counsel and to participate in the defense of such Claim, and the Indemnifying Party shall bear the reasonable fees, out-of-pocket costs and expenses of such separate legal counsel to the Indemnified Party if (and only if): (x) the Indemnifying Party shall have agreed to pay such fees, out-of-pocket costs and expenses, (y) the Indemnified Party and the Indemnifying Party reasonably shall have concluded that representation of the Indemnified Party and the Indemnifying Party by the same legal counsel would not be appropriate due to actual or, as reasonably determined by legal counsel to the Indemnified Party, potentially differing interests between such parties in the conduct of the defense of such Claim, or if there may be legal defenses available to the Indemnified Party that are in addition to or disparate from those available to the Indemnifying Party, or (z) the Indemnifying Party shall have failed to employ legal counsel reasonably satisfactory to the Indemnified Party within a reasonable period of time after notice of the commencement of such Claim. If the Indemnified Party employs separate legal counsel in circumstances other than as described in clauses (x), (y) or (z) above, the fees, costs and expenses of such legal counsel shall be borne exclusively by the Indemnified Party. Except as provided above, the Indemnifying Party shall not, in connection with any Claim in the same jurisdiction, be liable for the fees and expenses of more than one firm of legal counsel for the Indemnified Party (together with appropriate local counsel). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not unreasonably be withheld), settle or compromise any Claim or consent to the entry of any judgment that does not include an unconditional release of the Indemnified Party from all liabilities with respect to such Claim or judgment.

Section 7.4. Direct Claims. In the event one party hereunder should have a claim for indemnification that does not involve a claim or demand being asserted by a third party, the Indemnified Party promptly shall deliver notice of such claim to the Indemnifying Party. If the Indemnified Party disputes the claim, such dispute shall be resolved by good faith negotiations of the Indemnified Party and the Indemnifying Party, and if such parties cannot resolve their dispute within 30 days, then either party shall be free to seek judicial relief.

                                  ARTICLE VIII

         DUE DILIGENCE REVIEW; NON-DISCLOSURE OF NON-PUBLIC INFORMATION.

Section 8.1. Due Diligence Review. The Company shall make available for inspection and review by the Investor, advisors to and representatives of the Investor (who may or may not be affiliated with the Investor and who are reasonably acceptable to the Company), any underwriter participating in any disposition of the Registrable Securities on behalf of the Investor pursuant to the Registration Statement, any such registration statement or amendment or supplement thereto or any blue sky, NASD or other filing, all SEC Documents and other filings with the SEC, and all other publicly available corporate documents and properties of the Company as may be reasonably necessary for the purpose of such review, and cause the Company's officers, directors and employees to supply all such publicly available information reasonably requested by the Investor or any such representative, advisor or underwriter in connection with such Registration Statement (including, without limitation, in response to all questions and other inquiries reasonably made or submitted by any of them), prior to and from time to time after the filing and effectiveness of the Registration Statement for the sole purpose of enabling the Investor and such representatives, advisors and underwriters and their respective accountants and attorneys to conduct initial and ongoing due diligence with respect to the Company and the accuracy of the Registration Statement.

Section 8.2. Non-Disclosure of Non-Public Information

       (a) The Company shall not disclose non-public information to the Investor, advisors to or representatives of the Investor unless prior to disclosure of such information the Company identifies such information as being non-public information and provides the Investor, such advisors and representatives with the opportunity to accept or refuse to accept such non-public information for review. Other than disclosure of any comment letters received from the SEC staff with respect to the Registration Statement, the Company may, as a condition to disclosing any non-public information hereunder, require the Investor's advisors and representatives to enter into a confidentiality agreement in form reasonably satisfactory to the Company and the Investor.

       (b) Nothing herein shall require the Company to disclose non-public information to the Investor or its advisors or representatives, and the Company represents that it does not disseminate non-public information to any investors who purchase stock in the Company in a public offering, to money managers or to securities analysts, provided, however, that notwithstanding anything herein to the contrary, the Company will, as hereinabove provided, immediately notify the advisors and representatives of the Investor and, if any, underwriters, of any event or the existence of any circumstance (without any obligation to disclose the specific event or circumstance) of which it becomes aware, constituting non-public information (whether or not requested of the Company specifically or generally during the course of due diligence by such persons or entities), which, if not disclosed in the prospectus included in the Registration Statement would cause such prospectus to include a material misstatement or to omit a material fact required to be stated therein in order to make the statements, therein in light of the circumstances in which they were made, not misleading. Nothing contained in this Section 8.2 shall be construed to mean that such persons or entities other than the Investor (without the written consent of the Investor prior to disclosure of such information) may not obtain non-public information in the course of conducting due diligence in accordance with the terms of this Agreement and nothing herein shall prevent any such persons or entities from notifying the Company of their opinion that based on such due diligence by such persons or entities, that the Registration Statement contains an untrue statement of a material fact or omits a material fact required to be stated in the Registration Statement or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE IX

                                     LEGENDS

Section 9.1. Legends. Unless otherwise provided below, each certificate representing Registrable Securities will bear the following legend or equivalent (the "Legend"):

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO A TRANSACTION THAT IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

Upon the execution and delivery hereof, the Company is issuing to the transfer agent for its Common Stock (and to any substitute or replacement transfer agent for its Common Stock upon the Company's appointment of any such substitute or replacement transfer agent) instructions in substantially the form of Exhibit F hereto. Such instructions shall be irrevocable by the Company from and after the date hereof or from and after the issuance thereof to any such substitute or replacement transfer agent, as the case may be, except as otherwise expressly provided in the Registration Rights Agreement. It is the intent and purpose of such instructions, as provided therein, to require the transfer agent for the Common Stock from time to time upon transfer of Registrable Securities by the Investor to issue certificates evidencing such Registrable Securities free of the Legend during the following periods and under the following circumstances and without consultation by the transfer agent with the Company or its counsel and without the need for any further advice or instruction or documentation to the transfer agent by or from the Company or its counsel or the Investor:

       (a) at any time after the Effective Date, upon surrender of one or more certificates evidencing Common Stock that bear the Legend, to the extent accompanied by a notice requesting the issuance of new certificates free of the Legend to replace those surrendered;

provided that (i) the Registration Statement shall then be effective; (ii) the Investor confirms to the transfer agent that it has sold, pledged or otherwise transferred or agreed to sell, pledge or otherwise transfer such Common Stock in a bona fide transaction to a third party that is not an affiliate of the Company; and (iii) the Investor confirms to the transfer agent that the Investor has complied with the prospectus delivery requirement.

       (b) at any time upon any surrender of one or more certificates evidencing Registrable Securities that bear the Legend, to the extent accompanied by a notice requesting the issuance of new certificates free of the Legend to replace those surrendered and containing representations that (i) the Investor is permitted to dispose of such Registrable Securities without limitation as to amount or manner of sale pursuant to Rule 144(k) under the Securities Act or
(ii) the Investor has sold, pledged or otherwise transferred or agreed to sell, pledge or otherwise transfer such Registrable Securities in a manner other than pursuant to an effective registration statement, to a transferee who will upon such transfer be entitled to freely tradable securities.

Any of the notices referred to above in this Section 9.1 may be sent by facsimile to the Company's transfer agent.

Section 9.2. No Other Legend or Stock Transfer Restrictions. No legend other than the one specified in Section 9.1 has been or shall be placed on the share certificates representing the Common Stock and no instructions or "stop transfer orders," so called, "stock transfer restrictions," or other restrictions have been or shall be given to the Company's transfer agent with respect thereto other than as expressly set forth in this Article IX.

Section 9.3. Investor's Compliance. Nothing in this Article shall affect in any way the Investor's obligations under any agreement to comply with all applicable securities laws upon resale of the Common Stock.

                                    ARTICLE X

                                  CHOICE OF LAW

Section 10.1. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to the conflicts of law principles of such state. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

                                   ARTICLE XI

                          ASSIGNMENT; ENTIRE AGREEMENT

Section 11.1. Assignment. Neither this Agreement nor any rights of the Investor or the Company hereunder may be assigned by either party to any other person. Notwithstanding the foregoing, (a) the provisions of this Agreement shall inure to the benefit of, and be enforceable by, any transferee of any of the Preferred Stock purchased or acquired by the Investor hereunder with respect to the Preferred Stock held by such person, and (b) upon the prior written consent of the Company, which consent shall not unreasonably be withheld or delayed, the Investor's interest in this Agreement may be assigned at any time, in whole or in part, to any other person or entity (including any affiliate of the Investor) who agrees to make the representations and warranties contained in Article III and who agrees to be bound by the covenants of Article V.

                                   ARTICLE XII

                                     NOTICES

Section 12.1. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by reputable courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

            If to the Company:      Integrated Surgical Systems, Inc.
                                    1850 Research Park Drive
                                    Davis, CA  95616-4884
                                    Attention: Ramesh C. Trivedi
                                    Telephone: (530) 792-2600
                                    Facsimile:  (530) 792-2690

with a copy to:                     Snow  Becker Krauss P.C.
(shall not constitute notice)       605 Third Avenue
                                    New York, NY 10158
                                    Attention:  Jack Becker

                                    Telephone: (212) 687-3860
                                    Facsimile:  (212) 949-7052

if to the Investor:                 As set forth on the signature page hereto.

with a copy to:                     Joseph A. Smith, Esq.
(shall not constitute notice)       Epstein Becker & Green, P.C.
                                    250 Park Avenue
                                    New York, New York
                                    Telephone: (212) 351-4500
                                    Facsimile: (212) 661-0989

Either party hereto may from time to time change its address or facsimile number for notices under this Section 12.1 by giving at least ten (10) days' prior written notice of such changed address or facsimile number to the other party hereto.

                                  ARTICLE XIII

                                   TERMINATION

Section 13.1. Termination by Mutual Written Consent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, for any reason and at any time prior to the Closing Date, by the mutual written consent of the Company and the Investors.

Section 13.2. Termination by the Company or the Investors. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by action of the Company or the Investors if (i) the Closing shall not have occurred at or prior to 5:00 p.m., New York City time, on August 31, 1998; provided, however, that the right to terminate this Agreement pursuant to this Section 13.2 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur at or before such time and date or (ii) any court or public or governmental authority shall have issued an order, ruling, judgment or writ, or there shall be in effect any law, restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement.

Section 13.3. Termination by the Investors. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by the Investors at any time prior to the Closing Date, if (i) the Company shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement, (ii) there shall have been a breach by the Company with respect to any representation or warranty made by it in this Agreement or (iii) there shall be in existence any condition, having or reasonably and forseeably likely to have a Material Adverse Effect.

Section 13.4. Termination by the Company. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by the Company at any time prior to the Closing Date, if (i) the Investors shall have failed to comply in any material respect with any of their respective covenants or agreements contained in this Agreement or (ii) there shall have been a breach by the Investors with respect to any representation or warranty made by them in this Agreement.

Section 13.5. Fees and Expenses of Termination. If this Agreement is terminated for any reason, the Company shall reimburse the Investors for all of the Investors' out-of-pocket costs and expenses incurred in connection with the transactions contemplated by this Agreement (including, but not limited to, the fees and disbursements of Investors' legal counsel as set forth in Section 14.7).

                                   ARTICLE XIV

                                  MISCELLANEOUS

Section 14.1. Counterparts/ Facsimile/ Amendments. This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. Except as otherwise stated herein, in lieu of the original documents, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original. This Agreement may be amended only by a writing executed by all parties.

Section 14.2. Entire Agreement. This Agreement, the Exhibits hereto, which include, but are not limited to the Warrant, the Escrow Agreement, and the Registration Rights Agreement, set forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written relating to the subject matter hereof. The terms and conditions of all Exhibits to this Agreement are incorporated herein by this reference and shall constitute part of this Agreement as is fully set forth herein.

Section 14.3. Survival; Severability. The representations, warranties, covenants and agreements of the parties hereto shall survive each Closing hereunder. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any party.

Section 14.4. Title and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 14.5. Reporting Entity for the Common Stock. The reporting entity relied upon for the determination of the trading price or trading volume of the Common Stock on any given Trading Day for the purposes of this Agreement shall be Bloomberg, L.P. or any successor thereto. The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.

Section 14.6. Replacement of Certificates. Upon (i) receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of a certificate representing the Preferred Stock or any Conversion Shares or Warrant or any Warrant Shares and (ii) in the case of any such loss, theft or destruction of such certificate, upon delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company (which shall not exceed that required by the Company's transfer agent in the ordinary course) or (iii) in the case of any such mutilation, on surrender and cancellation of such certificate, the Company at its expense will execute and deliver, in lieu thereof, a new certificate of like tenor.

Section 14.7. Fees and Expenses. Each of the Company and the Investor agrees to pay its own expenses incident to the performance of its obligations hereunder, except that the Company shall pay the fees, expenses and disbursements of Investor's counsel in an amount not to exceed $20,000 as set forth in the Escrow Agreement.

Section 14.8. Brokerage. Each of the parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party except for Trinity Capital Advisors, Inc. as set forth on the Schedule of Exceptions, whose fee shall be paid by the Company. The Company on the one hand, and the Investor, on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any person claiming brokerage commissions or finder's fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby.

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

                                            INTEGRATED SURGICAL SYSTEMS, INC.



                                            By: /s/ Mark Winn
                                                -------------------------------
                                                Mark Winn
                                                Chief Financial Officer



Jurisdiction of Incorporation

of Investor: Panama                        INVESTOR

Address: c/o Ultra Finance                 Name: AMRO INTERNATIONAL, S.A.
                                                 -------------------------------
         Grossmunster Platz 26             By:   /s/ R. Klee
                                                 ------------------------------
         Zurich, CH 8022


Telephone:   411 252 8680

Telecopier:  411 262 5515


Amount of investment: $500,000.00

Increased to $1,000,000 per wire
transfer of 9/2/98.


Jurisdiction of Incorporation                INVESTOR
   of Investor: Citco B.V.I. Ltd.
                                             THE SHAAR FUND LTD.
Address: Citco Building, Wickhams Cay
         P.O. Box 662                        By: /s/ Declan Quilligan
         Road Town, Tortola                      ----------------------------
         B.V.I.

Telephone:  (599-9) 284 494 2217

Telecopier: (599-9) 284 494 3917

Amount of investment: $2,520,000

             AMENDMENT No. 1 to PREFERRED STOCK PURCHASE AGREEMENT

     This Amendment No. 1 ("Amendment") dated as of August 28, 1998 amends that certain Preferred Stock Purchase Agreement dated as of August 25, 1998 among Integrated Surgical Systems, Inc. and the Investors signatory thereto (the "Agreement"). All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

1. The Company and each Investor agrees that the total offering of Preferred Stock shall be 3,520 shares for a total purchase price of $3,520,000.

     2. The Company and each Investor agree that The Shaar Fund Ltd. shall be entitled to deduct the additional sum of $20,000 from the Purchase Price for its legal fees and expenses, and that the Company shall accept a net funding from The Shaar Fund Ltd. of $2,500,000 as payment in full for The Shaar Fund Ltd.'s subscription for 2,520 shares of Preferred Stock.

3. The number of Warrants to be issued to each Investor shall continue to be based on the proportion of 50,000 Warrants per 4,000 shares of Preferred Stock.

4. The Certificate of Designations for the Preferred Stock shall state that the total number of authorized shares of Preferred Stock shall be 3,520.

     5. The Escrow Agreement is amended to provide that the $20,000 reserved to be paid to Epstein Becker & Green, P.C. shall be paid to Weil Gotschal & Manges.

6. Except as set forth in this Amendment, the Agreement remains unmodified and in full force and effect.

In witness whereof, the undersigned have duly executed the foregoing amendment, by their duly authorized representatives.

Integrated Surgical Systems, Inc.            The Shaar Fund Ltd.


By: /s/ Mark Winn                            By: /s/ Declan Quilligan
    -------------------------                    --------------------------


AMRO International, S.A.


By: /s/ R. Klee
    -------------------------